Exhibit 99.1

RF Monolithics Reports Fourth Quarter and Fiscal Year 2008 Results

Positive Cash Flow, Significant Improvement in Margins and Overall Positioning Results Negatively Affected by Extraordinary Items and Restructuring Expenses

DALLAS--(BUSINESS WIRE)--October 23, 2008--RF Monolithics, Inc.’s (NASDAQ:RFMI) (“RFM” or the “Company”) President and CEO, David Kirk, commented, “We have managed our business aggressively, so that we will be optimally positioned to return to growth and profitability as the economy recovers. To do this, we have reduced costs and redeployed resources to our strongest markets. Our 4th quarter and full year results, as detailed below, were adversely affected by non-cash charges required by generally accepted accounting principles (“GAAP”). We believe that our GAAP results do not reflect either our underlying business strengths or the potential for profitable performance from our expanding solutions segment.”

The Company reported sales from continuing operations for the fourth quarter ended August 31, 2008 of $12.4 million compared with sales from continuing operations of $14.5 million in the fourth quarter of the prior year and sales from continuing operations of $12.8 million reported for the third quarter of fiscal year 2008. Sales from continuing operations for the year ended August 31, 2008, were $54.7 million compared with sales from continuing operations of $55.2 million for the year ended August 31, 2007.

The Company reported a net loss from continuing operations, calculated in accordance with GAAP for the fourth quarter ended August 31, 2008, of $16.3 million, or $1.66 per diluted share, compared to a GAAP net loss from continuing operations of $901,000, or $0.10 per diluted share, for the fourth quarter of the prior year. Including loss from discontinued operations, the Company reported a net loss of $19.5 million, or $1.99 per share, for the fourth quarter of 2008, compared to a net loss of $1.3 million, or $0.14 per diluted share, for the fourth quarter of the prior year.

The Company reported a net loss from continuing operations for the year ended August 31, 2008 of $16.2 million, or $1.68 per diluted share, compared to the net loss from continuing operations of $6.1 million, or $0.67 per diluted share, for the prior year. Including results from discontinued operations, net loss was $20.9 million, or $2.17 per share, compared to net loss of $7 million, or $0.77 per diluted share, for the prior year.

A major contributor to results this quarter was the Company’s application of Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” and No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (collectively the “Standards”). We believe that Cirronet’s valued-added modules have been a good acquisition and represent key additions to our machine to machine (“M2M”) strategy. However, based on year-end market capitalization, the Company determined that indicators existed for impairment of the recorded values of its acquisition-related goodwill. In accordance with the Company’s policy for an annual impairment review, the Company applied impairment tests to its acquired goodwill and intangible assets during its fourth quarter. As a result the Company recorded a non-cash charge of $15.7 million in the fourth quarter of 2008 related to the impairment of goodwill and intangible assets associated with the acquisition of Cirronet. The valuation of the goodwill and other intangible assets was determined using accepted methods based on growth projections closely tied to the development of the M2M marketplace. Subsequently, the slow pace of development in this market and the Company’s participation therein has put these projections at risk. Since a portion of these intangible assets were being amortized, the impairment charge will have the effect of decreasing future amortization expense.

During the quarter, the Company announced the discontinuation of its Aleier software and services business. Accordingly, the results of operations of its Aleier subsidiary are now being reported as a discontinued operation. The net loss from the discontinued business for the quarter was $3.2 million, or $0.33 per diluted share, compared to net loss of $379,000, or $0.04 per diluted share, for the prior year’s comparable quarter. Included in this loss for the quarter was impairment expense for goodwill and other intangible assets of $1.9 million. The net loss for the year ending August 31, 2008 for the discontinued operation was $4.7 million, or $0.49 per diluted share, compared to net loss of $931,000, or $0.10 per diluted share, for the prior year.

The Company continued its cost savings initiatives in its core business and this resulted in restructuring expense for continuing operations of $538,000 in the quarter ended August 31, 2008 and $858,000 for the year ended August 31, 2008. Most of these costs related to severance and facility closing costs.

The Company, while fully compliant with GAAP requirements, believes that providing results of operations on a non-GAAP basis is likewise informative for presenting results net of many of the non-cash, unusual and non-recurring activities of a reporting period. The adjustments to GAAP results that were made to compute non-GAAP income are the impact of the Standards, the results of operations of the discontinued operation, the amortization of intangible assets, restructuring expense and stock-based compensation expense. The Company reported non-GAAP net income from operations for the fourth quarter of this year of $122,000, or $0.01 per diluted share. For the year ended August 31, 2008 the Company reported non-GAAP net income from operations (with the same adjustments described above) of $1.8 million, or $0.17 per diluted share, compared to a non-GAAP net loss from continuing operations of $649,000, or $0.07 per diluted share, for the prior year, or an approximate $2.4 million improvement in reported non-GAAP net income in the fiscal year just ended. RFM will host a Conference Call later this afternoon, in which it will provide a detailed explanation of this information, which also will be posted on the Company’s website (www.RFM.com).

David Kirk, President and CEO, commented, “We had positive cash flow from operations of $932,000 for the quarter and $762,000 for the year. We also reported gross profit margin of over 37%, a significant improvement for the year. Our sales of $54.7 million approached record levels, in spite of the weak economy experienced throughout the second half of our year. We recognize the significant impact of impairment to goodwill and intangible assets, discontinued operations and restructuring expenses on our overall performance. We have constantly addressed these challenges throughout the year. We have made the changes in our business that needed to be made, including the conversion to an outsourced manufacturing plan and the integration of Cirronet, while rationalizing our cost structure. We are seeing the anticipated results. Non-GAAP net income for the year of $1.8 million and a non-GAAP profit in our fourth quarter demonstrates the intrinsic strength of our core components business, the rationalization of our systems business, and our ability to optimize our resources.

“We have a solid portfolio of wireless hardware solutions and this is the area of growth upon which we are now meaningfully focused. We continue to develop new products for the M2M market including the recently announced TRC104, a short-range RF Integrated Circuit (RFIC) transceiver radio and a new line of industrial-grade 2.4 GHz wireless mesh networking transceiver module and gateway products. We have added new marketing talent to our management team, with a focus of greater penetration within our current leading applications while broadening our sales channels. We expect to grow our market-share in the solutions business while holding our position in our components business. To add further depth to our management we have added two new members to our board of directors, Rick Herrman and Jon Ladd, with the objective of enhancing our existing financial and operational experience as the Company executes its plan for returning to growth and profitability.”

Guidance

Mr. Kirk, stated, “Given the current economic environment and the uncertainties the major industries our products serve are facing, we are suspending our practice of providing guidance. We believe guidance in this climate is extraordinarily difficult and could be potentially but unintentionally misleading, and is therefore not in the best interest of the Company or its shareholders. We will assess re-initiating guidance in the future.”

Additional Information

  Positive operating cash flow was $932,000 for the fourth quarter and $762,000 for the year.
  Gross profit margins increased to 37.6% in the current year, compared to 31.7% last year. The gross margin for Wireless Component products increased from 19.2% to 27.0% and for Wireless Solutions products increased from 46.6% to 50.2%. In both cases, the improvements were largely due to the Company’s various cost savings programs.
  Improved Company positioning via massive cost reduction and capitalizing on core hardware strengths by focusing on the wireless solutions segment of the M2M market.
  Announced the appointment of two new members to our Board, Rick Herrman and Jon Ladd.
  Sales decreased 15% in the fourth quarter compared to the fourth quarter of the prior year as economic conditions negatively affected sales for component products, particularly automotive customers. Sales for the full year of $54.7 million were similar to last year’s record.
  Normal operating expenses decreased $685,000 from the previous quarter and $987,000 from the previous year largely due to the Company’s various cost savings programs.
  Accounts receivable as of August 31, 2008 decreased $1.3 million from the previous quarter, due to lower sales and a very linear pattern of shipments in the fourth quarter, and $588,000 from the prior year.
  Inventory increased $516,000 from the previous quarter, due to an increase in finished goods inventory, and $951,000 from the prior year. This was offset by an increase in accounts payable of $416,000 from the previous quarter and $1.4 million from the prior year. The Company has a plan in place to reduce inventory during fiscal 2009.
  Impairment expense of $15.7 million consisted of $10.4 million in goodwill and $5.3 million in other intangible assets. This was offset by $186,000 of reduced deferred tax expense.
  In the fourth quarter we amended our bank agreement with Wells Fargo and were in compliance with our covenants as of August 31, 2008.
  We had a cash balance as of August 31, 2008 of $1.3 million and availability of $1.4 million under our bank agreement.
  Debt was $9.4 million as of August 31, 2008, a decrease from $10.2 million from the previous quarter and from $11.6 the prior year.
  Received a deficiency letter from NASDAQ that the Company did not meet the minimum $1 closing bid price rule requirement. Subsequently, NASDAQ suspended the enforcement of the rules requiring a minimum closing bid. The suspension will remain in effect through January 16, 2009, and therefore the Company’s new qualifying date for compliance is July 6, 2009.
  Introduced a new short-range RF Integrated Circuit (RFIC) transceiver radio – the TRC104. Optimized for wireless solutions in the unlicensed industrial, scientific and medical (ISM) frequency bands and featuring low power consumption to enhance battery life for a wide range of applications including residential and commercial security, active RFID, medical telemetry, industrial and consumer computer peripherals, and consumer electronics.
  Expanded product portfolio with the introduction of a new line of industrial-grade 2.4 GHz wireless mesh networking products – the XDM2140 2.4 GHz RF transceiver module and the companion XG2400E gateway. Built on Dust Networks’ SmartMesh-XD™ technology underlying Time Synchronized Mesh Protocol for the M2M market.
  Signed a worldwide distribution Agreement with Digi-Key Corporation. RFM products are now available directly from Digi-Key and are featured in its online catalog and will be featured in future print catalogs.

Product Mix for current and comparative quarters’ sales:

Wireless Solutions Group	Q4 FY08	Q3 FY08	Q4 FY07
Cirronet Modules	$3.2 Million	$2.5 Million	$3.5 Million
RFM Virtual Wire & RFIC	$2.8 Million	$3.0 Million	$2.9 Million
Subtotal	$6.0 Million	$5.5 Million	$6.4 Million

Wireless Components Group
Low-power Components	$1.5 Million	$1.5 Million	$2.4 Million
Filter Products	$4.1 Million	$4.8 Million	$5.1 Million
Frequency Control Modules	$0.8 Million	$1.0 Million	$0.6 Million
Subtotal	$6.4 Million	$7.3 Million	$8.1 Million

Total Sales	$12.4 Million	$12.8 Million	$14.5 Million

Market Diversification for current and comparative quarters’ sales:

	Q4 FY08[1]	Q3 FY08[1]	Q4 FY07[1]
Automotive	23%	22%	26%
Consumer	18%	20%	16%
Industrial	25%	22%	31%
Telecom	13%	18%	12%
Medical	14%	11%	8%
Other[2]	7%	7%	7%

Geographic Diversification for current and prior quarters’ sales:

	Q4 FY08	Q3 FY08	Q4 FY07
North America	44%	41%	58%
Europe	13%	14%	13%
Asia and the rest of the world	43%	45%	29%

1 Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment and whose market classification is estimated based upon point-of-sales information provided to the Company by the distributors.

2 Other includes government applications and those sales through distribution which are not considered material for tracking by application by RFM’s distributors.

Non-GAAP Financial Measures

We report net income (loss) and earnings per share (EPS) on a GAAP basis and non-GAAP basis. We believe that non-GAAP financial measures provide useful supplemental information to investors, offer a better understanding of results of operations as seen through the eyes of management and facilitate financial comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in our underlying performance. We use these non-GAAP financial measures internally to make strategic decisions, forecast future results and evaluate our financial performance. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) or income (loss) per share in accordance with GAAP. Reconciliation of reported net income (loss) and reported income (loss) per share to non-GAAP net income (loss) and non-GAAP income (loss) per share respectively are included at the end of this news release.

About RFM:

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications — from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, the ability to integrate acquisitions and alliances as planned, successful transition to a fabless business model, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2007. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a Conference Call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing toll-free 1-866-752-1354, ask to be connected to the RF Monolithics Management Conference Call (Reservation No. 67095051). Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-800-642-1687 (Reservation No. 67095051). This replay will be active from 7:00 p.m. ET, October 23, 2008, through November 6, 2008.

Internet Access:

A slide presentation related to the information that will be presented on the call will be available for viewing during the conference call. To access the presentation via the web, participants should access www.rfm.com/news/q408call.shtml at least 10 minutes prior to the call and log in to ensure web browser compatibility.

RFM Financial News Release

RF Monolithics, Inc. Unaudited Condensed Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2008	2007	2008	2007

Sales	$12,384	$14,528	$54,661	$55,179
Cost of sales	7,816	9,392	34,099	37,677
Gross profit	4,568	5,136	20,562	17,502
Research and development	1,667	1,973	7,101	8,155
Sales and marketing	1,930	2,352	8,403	8,598
General and administrative	1,068	1,025	4,301	4,039

Impairment-goodwill and intangibles	15,654	0	15,654	0
Restructuring and fixed asset impairment	538	377	858	1,961
Operating expenses	20,857	5,727	36,317	22,753
Income (loss) from operations	(16,289)	(591)	(15,755)	(5,251)
Other expense, net	(174)	(319)	(568)	(846)
Income (loss) before income taxes	(16,463)	(910)	(16,323)	(6,097)
Income tax expense (benefit)	(163)	(9)	(125)	(2)
Net loss from continuing operations	(16,300)	(901)	(16,198)	(6,095)

Net loss from discontinued operations	(3,181)	(379)	(4,691)	(931)
Net income (loss)	$(19,481)	$(1,280)	$(20,889)	$(7,026)
Earning (loss) per share:
Basic from continuing operations	$(1.66)	$(0.10)	$(1.68)	$(0.67)
Basic from discontinued operations	$(0.33)	$(0.04)	$(0.49)	$(0.10)
Basic earning per share	$(1.99)	$(0.14)	$(2.17)	$(0.77)
Weighted average common shares outstanding:
Basic	9,809	9,244	9,627	9,066
Diluted	9,809	9,244	9,627	9,066

RFM Financial News Release

RF Monolithics, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income from Continuing Operations-Unaudited
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	August 31,	August 31,	August 31,
	2008	2007	2008	2007

GAAP net income (loss)	$(19,481)	$(1,280)	$(20,889)		$(7,026)

Add Back Expenses:

Impairment of Acquisition Intangible Assets-non cash	15,654	0	15,654		0
Less impairment impact on deferred tax expense	(186)	0	(186)		0

Loss from Discontinued Operations	3,181	379	4,691		931

Restructuring Expense	538	377	858		1,961

Amortization of Acquisition Intangible Assets	300	396	1,199		1,543

Stock Compensation Expense	116	240	461		607

Other Asset Impairments:
Inventory (Cost of Sales)	0	0	0		1,198
Investment impairment (Non-Operating expense)	0	137	0		137

Subtotal Adjustments	19,603	1,529	22,677		6,377

Non-GAAP Net Income (loss) from Continuing Operations	$122	$249	$1,788		$(649)

Non-GAAP Earnings (loss) per share:
Basic	$0.01	$0.03	$0.19	$	(0.07)
Diluted	$0.01	$0.02	$0.17	$	(0.07)

Weighted average common shares outstanding
Basic	9,809	9,244	9,627		9,066
Diluted	10,162	10,166	10,228		9,066

RFM Financial News Release

RF Monolithics, Inc. Unaudited Condensed Consolidated Balance Sheets (In Thousands)

	August 31,	August 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,254	$2,404
Accounts receivable—net	8,434	9,022
Inventories—net	9,539	8,588
Other current assets	265	387

Assets of discontinued operations	174	809
Total current assets	19,666	21,210
Property and equipment—net	3,090	3,821
Goodwill	556	10,904

Acquisition intangible assets— net	2,073	8,514
Other Assets - net	902	939
Assets of discontinued operations	79	2,275
Total	$26,366	$47,663
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	8,860	13,269
Current liabilities of discontinued operations	321	170

Total current liabilities	9,181	13,439

Other liabilities	8,429	5,654

Total liabilities	17,610	19,093

Stockholders’ equity	8,756	28,570
Total	$26,366	$47,663

CONTACT:
PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
Carol Bivings, 972-448-3767
Director Investor Relations
bivings@rfm.com